EXHIBIT 3.1

CERTIFICATE OF AMENDMENT TO

THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

AVIZA TECHNOLOGY, INC.

Aviza Technology, Inc. (the “Company”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

1.           The name of the Company as it appears in the records of the Delaware Secretary of State is Aviza Technology, Inc.

2.           Article I of the Amended and Restated Certificate of Incorporation of the Company is restated to read in its entirety as follows:

“I.

                              The name of the corporation is ATI Liquidating, Inc. (the “Corporation”).”

3.           The foregoing amendment was directed by an order of the United States Bankruptcy Court for the Nothern District of California, San Jose Division, was adopted in accordance with Section 303 of the DGCL, and was subsequently approved by unanimous written consent of the Board of Directors of the Company.

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be duly executed as of the 19th day of October, 2009.

AVIZA TECHNOLOGY, INC.

By:	/s/ Patrick C. O’Connor

Name:	Patrick C. O’Connor
Title:	Chief Restructuring Officer